EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The NATCO Group Inc. Employee Benefits Administration Committee:

We consent to the incorporation by reference in the registration statement (No. 333-111298) on Form S-8 of NATCO Group Inc. of our report dated June 28, 2004, with respect to the statement of net assets available for plan benefits of the NATCO Group Profit Sharing and Savings Plan as of December 31, 2003, which report appears in the December 31, 2004 Annual Report on Form 11-K of the NATCO Group Profit Sharing and Savings Plan.

/s/  KPMG LLP

Houston, Texas

June 29, 2005